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                                                                       EXHIBIT 3


                                  RESOLUTION


                  AMENDMENT TO HEALTHDYNE TECHNOLOGIES, INC.
                          STOCK OPTION PLAN ("PLAN")


        WHEREAS, in 1993 the Corporation adopted the Healthdyne Technologies, Inc. Stock Option Plan ("Plan") and subsequently amended such Plan in 1995 to increase the shares of the Corporation's stock available thereunder; and

        WHEREAS, the Corporation desires to amend the Plan to require the Committee to give an optionee under the Plan 10 days notice of a change of control event to the extent the exercise date of such individual's option is accelerated upon a change of control event and to further provide that the option shall become immediately exercisable upon the date of such notice;

        NOW, THEREFORE, BE IT RESOLVED, that the Corporation hereby approves the amendment to the Plan and the form of such amendment attached hereto as Exhibit "A"; and

        RESOLVED FURTHER, that the officers of the Corporation and the members of the Committee be authorized and directed to take any and all actions necessary to achieve the purpose of the foregoing resolutions; and

        RESOLVED FURTHER, that any and all actions heretofore taken by the officers of the Corporation and members of the Committee, or any of them, consistent with the foregoing resolutions are hereby approved, authorized, ratified and confirmed in all respects.

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                        HEALTHDYNE TECHNOLOGIES, INC.

                               AMENDMENT NO. 2

               HEALTHDYNE TECHNOLOGIES, INC. STOCK OPTION PLAN


        This Amendment No. 2 to the Healthdyne Technologies, Inc. Stock Option Plan ("Plan") amends the terms and provisions of the Plan as follows:

                                      I.


        Amend Section 6.3 by adding at the end thereof the following language:

                In the event the Committee determines to accelerate the exercise date of an Option upon a change of control event (as defined by the Committee) pursuant to this Section 6.3 or such accelerated vesting is required by the terms of an Option agreement, the Committee shall provide the Optionee at least 10 days notice prior to the change of control event and the Option shall become immediately exercisable on the date of such notice.

                                     II.


        This Amendment No. 2 shall be effective on the date of its adoption by the Board of Directors of Healthdyne Technologies, Inc.